Exhibit 99-1

April 30, 2001

The York Group, Inc.
Attn:  Corporate Secretary
8554 Katy Freeway, Suite 200
Houston, TX 77024

      Re:   Demand for Stocklist Materials and for Inspection of Books and
            Records

Ladies and Gentlemen:

      Please be advised that Wilbert, Inc. ("Wilbert") is a stockholder of record of shares of common stock, par value $.01 per share (the "Common Stock"), of The York Group, Inc. (the "Company"). Pursuant to Section 220 of the Delaware General Corporation Law ("DGCL") and the common law of the State of Delaware, in its capacity as such a stockholder of the Company, Wilbert hereby demands the right, for each of the purposes stated below, as promptly as practicable and, in any event, no later than the fifth business day after the date of the delivery of this letter (i.e. May 8, 2001) to examine, and make extracts from, during the usual business hours of the Company, the books and records of account, minutes and record of stockholders of the Company, including the record of the names and addresses of all the Company's stockholders.

      Pursuant to Section 220 of the DGCL and the common law of the State of Delaware, Wilbert is entitled to, and hereby demands, as part of the foregoing demand for examination and extracting, for each of the purposes stated below, the following:

Stocklist Materials

     1. A complete record or list of the Company's stockholders, certified by its transfer agent(s) and/or registrar(s), arranged in alphabetical order, showing the name and address of each stockholder and the number of shares registered in the name of each stockholder, including a breakdown of any holdings in the names of Cede & Co. or other similar nominees, as of the most recent date available.

     2. A copy of the stockholder record used or to be used by the Company in connection with the solicitation of management proxies for use at the 2001 Annual Meeting, certified by the transfer agent(s) and/or registrar(s) of the Company, compiled as of the most recent date available.

     3. The listings described in paragraphs 1 and 2 above, organized in each case to show the stockholders in numerical order by declining ownership of shares and showing the changes in the stockholders of the Company from the respective dates of the lists referred to in paragraphs 1 and 2 above as of the most recent date available.

     4. All daily transfer sheets showing changes in the list of the Company's stockholders referred to in paragraph 1 above which are in or come into the possession of the Company or its transfer agent from the date of such list to the
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          date of the Company's annual meeting of stockholders, or any meeting held as a result of any postponement or adjournment thereof.

     5. All information and listings now or hereafter in possession or control of the Company, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees of any central certificate depository system, concerning the number and identity of, and the number of shares held by, the banks, brokers and other financial institutions holding the Company's stock for customer accounts, including a breakdown (in alphabetical order, if available) of any holdings in the name of any depository (e.g., Cede & Co.) or other nominee.

     6. All omnibus proxies and related respondent bank listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which now or hereafter are in the Company's possession or control, or which can reasonably be obtained by the Company.

     7. All information now or hereafter in the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees, including nominees of any central certificate depository system, acquired pursuant to Rule 14b-1(b) and/or Rule 14b-2(b) of the Exchange Act, or otherwise concerning the names and addresses of, and the number of shares held by, the beneficial owners of the Company's stock whose shares are held of record by brokers, dealers, banks or their nominees, including, but not limited to, any lists of non-objecting or consenting beneficial owners (commonly referred to as a "NOBO" or "COBO" list, respectively), each in descending balance order as of any record date for stockholder action set by the Board of Directors, by operation of law or otherwise.

     8. A stop list or stop lists relating to any shares of common stock of the Company and any changes, corrections, additions or deletions from the date of the list referred to in paragraph 1 above.

     9. A list of stockholders of the Company who are participants in any Company employee stock ownership, employee stock purchase plan, dividend reinvestment plan or any similar plan in which voting of stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, showing (i) the name and address of each such stockholder, (ii) the number of shares of stock of the Company held by any such plan and the name of such participant and (iii) the method by which the stockholder or its agents may communicate with such participant.

     10. The information and records specified in paragraphs 1, 2, 3, 5, 6 and 7 above as of any record date for stockholder action set by the Board of Directors, by operation of law or otherwise; the information and records specified in paragraph 7 on a weekly basis up until the Annual Meeting of stockholders of the Company, and/or the conclusion of the proxy solicitation referred to below.
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      Each item is requested to be complete and correct as of the date hereof.
In addition, Wilbert demands that modifications, additions and deletions to any and all information referred to in paragraphs 1 through 10 above be furnished to Wilbert as soon as such modifications, additions and deletions become available to the Company or its agents or representatives.

      We request that the information described in paragraphs 1, 2, 3, 7 and 9 be provided both in hard copy and on magnetic computer tape or diskette with such computer processing data as necessary to make use of such magnetic tape or diskette and a printout of such magnetic computer tape or disk for verification purposes.

      The purposes for which Wilbert intends to effect the examination and make extracts and receive the items demanded in paragraphs 1 through 10 above is to communicate with the other stockholders of the Company with respect to matters relating to their mutual interests as stockholders, including communicating with such stockholders to solicit their proxies in connection with the Company's 2001 Annual Meeting and more specifically to enable the solicitation of proxies in connection with the election of a slate of nominees supported by Wilbert for the Board of Directors of the Company.

Inspection of Books and Records

     1. A copy of the Company's bylaws, as in effect on the date hereof, and any rules and regulations of the Company regarding the nomination and election of directors, stockholder proposals and the conduct of the 2001 Annual Meeting.

     2. A copy of the Company's minutes or resolutions adopted by the Company's board of directors pertaining to the election of directors and the number of directors to be elected at the 2001 Annual Meeting.

      Each item is requested to be complete and correct as of the date hereof. In addition, Wilbert demands that modifications, additions and deletions to any and all information referred to in paragraphs 1 and 2 above be furnished to Wilbert as soon as such modifications, additions and deletions become available to the Company or its agents or representatives.

      The purposes for which Wilbert intends to effect the examination and make extracts and receive the items demanded in paragraphs 1 and 2 above are for the purpose of determining the number of directors that will be elected at the Company's 2001 Annual Meeting so that Wilbert may nominate an appropriate number of director nominees for election at such meeting and solicit proxies in connection with such election.

      Pursuant to the provisions of Subsection (b) of Section 220 of DGCL, Wilbert hereby appoints Blackwell Sanders Peper Martin LLP ("BSPM"), its partners, counsel, associates, legal assistants, employees and any other persons designated by BSPM, as its attorney, authorized in writing, to conduct the examination and make extracts as aforesaid on behalf of Wilbert. As required by Subsection (b) of Section 220 of the DGCL, a power of attorney is enclosed herewith.

      Please advise Gary D. Gilson, Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1000, Kansas City, MO 64108 (tel: 816-983-8141; telecopy:
816-983-8080) immediately,
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of the time and place for the examination and making of extracts referred to above and as to when and where the items demanded above will be available. We would, of course, be willing to pay a reasonable charge to reimburse you for the costs of producing the above requested information.

      Please direct any questions or comments respecting this letter to Gary
D. Gilson, Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1000, Kansas City, MO 64108 (tel: 816-983-8141; telecopy: 816-983-8080).



                                          Very truly yours,

                                          WILBERT, INC.



                                          /s/ C. J. Zamec
                                          By:   Curtis J. Zamec
                                                Chief Executive Officer



cc:   The Corporation Trust Company











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STATE OF ILLINOIS       )
                        )  ss:
COUNTY OF COOK          )


            Curtis J. Zamec, having been first duly sworn, deposes and says that he is Chief Executive Officer of Wilbert, Inc., an Illinois corporation, and that he is authorized to execute the foregoing demand for inspection of books and records and to make the demand and such designations, authorizations and representations therein, and that the facts and statements contained in the foregoing demand for inspection of books and records are true and correct.



                                    /s/ C. J. Zamec
                                    Curtis J. Zamec

SWORN TO AND SUBSCRIBED before me this 30th day of April, 2001.



/s/ Barbara L. Stewart
Notary Public

"Official Seal"
Barbara L. Stewart
Notary Public, State of Illinois
My Commission Expires:  05/08/01

                                POWER OF ATTORNEY


      Wilbert, Inc., an Illinois corporation ("Wilbert"), does hereby generally constitute and appoint Gary D. Gilson of the firm Blackwell Sander Peper Martin LLP, or his authorized agent, to act separately as true and lawful attorney-in-fact and agent, with full capacity, to (i) conduct the inspection and copying as requested by the attached letter from the undersigned to The York Group, Inc., a Delaware corporation (the "Company"), dated as of the date hereof, and (ii) conduct any further inspection of the books and records of the Company's provided in Section 220 of the Delaware General Corporation Law, granting unto said attorney-in-fact and agent, and each of them full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    WILBERT, INC.



                                    By:/s/ C. J. Zamec
                                       Curtis J. Zamec
                                       Chief Executive Officer

Date:  April 30, 2001

STATE OF ILLINOIS       )
                        )  ss:
COUNTY OF   COOK        )

            Curtis J. Zamec, having been first duly sworn, deposes and says that he is Chief Executive Officer of Wilbert, Inc., an Illinois corporation, and that he is authorized to execute the foregoing power of attorney.


                                    /s/ C. J. Zamec
                                    Curtis J. Zamec


SWORN TO AND SUBSCRIBED before me this 30th day of April, 2001.



/s/ Barbara L. Stewart
Notary Public

"Official Seal"
Barbara L. Stewart
Notary Public, State of Illinois
My Commission Expires:  05/08/01